First Corporation Reports on Proposed Merger With Acquma Holdings Ltd.

LONDON--(Marketwire - Jul 1, 2011) - First Corporation (OTCBB: FSTC) reports further to the announcement of May 26th concerning the Company's Letter of Intent to acquire an initial 10% equity interest in Gecko Landmarks Ltd., the producer of the highly innovative Global Landmark Data and related software technology. First Corporation has also been in talks with Gecko's associated company, Tramigo OY Ltd. Discussions have centered around First Corporation making an initial cash investment of not less than $1M based on a Tramigo post money company valuation of $20M with further investments to follow. First Corporation's management plan could lead to a controlling interest being acquired, although there can be no certainty of this being achieved.

Consequently, First Corporation has decided not to proceed with the proposed merger with Acquma Holdings Ltd. As detailed in the October 16, 2009 Share Exchange Agreement, whereby Acquma shareholders were to receive four First Corporation shares for each of their Acquma shares. The aforementioned discussions with Tramigo OY Ltd management, as referred to above, have revealed a material difference in the current value of Tramigo's assets.

First Corporation's management remains interested in further talks with Acquma, but no formal Agreement will be reached prior to further due diligence concerning the status of certain Tramigo assets.

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward-Looking Statement

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.